Exhibit 10.40

ENHANCE REINSURANCE COMPANY

SUPPLEMENTAL PENSION PLAN

Amendment

WHEREAS, Radian Reinsurance Inc. (formerly known as Enhance Reinsurance Inc.) (the “Employer”) adopted and sponsored the Enhance Reinsurance Company Supplemental Pension Plan (the “Plan”) for the benefit of such of its employees as are eligible thereunder; and

WHEREAS, Radian Group Inc. (the “Company”) became the sponsor of the Plan, effective February 28, 2001 as a result of its acquisition of the Employer; and

WHEREAS, the Company froze the Plan effective October 31, 2002 to cease to accept new Plan participants and to cease the accrual of future benefits under the Plan; and

WHEREAS, the Company has the authority to amend or terminate the Plan at any time by action of its Board of Directors; and

WHEREAS, the Plan provides for use of the definition of actuarial equivalence in the Enhance Reinsurance Company Pension Plan; and

WHEREAS, the Company desires to amend the Plan to clarify the definition of actuarial equivalence in light of the termination of the Enhance Reinsurance Company Pension Plan, by describing the underlying assumptions used in operation.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of the date indicated:

1.	Effective January 1, 2008, Section 1.1 is amended in its entirety to read as follows:

“1.1	“Actuarial Equivalent” means a benefit determined on the basis of (i) the average yield on 30-year U.S. Treasury securities for the month of November in the calendar year prior to the calendar year in which payment is made and (ii) the GATT 2003 mortality table.”

IN WITNESS WHEREOF, Radian Group Inc. has caused this Amendment to be executed on this 9th day of December, 2008.

Radian Group Inc.

By:	/s/ Richard I. Altman

Title:	Chief Administrative Officer